Exhibit 99.1

ALLIANCE MMA 590 MADISON AVENUE NEW YORK, NY 10022 www.rubensteinpr.com RUBENSTEIN PUBLIC RELATIONS CONTACT: KRISTIE GALVANI 212-805-3005 KGALVANI@RUBENSTEINPR.COM

ALLIANCE MMA ACQUIRES SUCKERPUNCH ENTERTAINMENT

Leading MMA Management and Marketing Company to Expand Company’s Offerings

NEW YORK, NY – January 10, 2017 – Alliance MMA, Inc. ("Alliance MMA" or the "Company") (NASDAQ: AMMA), a mixed martial arts (MMA) organization that provides live professional MMA events in numerous major markets across the county, announced today the acquisition of SuckerPunch Entertainment (SuckerPunch), widely acknowledged throughout the industry as the world’s top MMA fighter management and marketing company. Operating under the Alliance MMA umbrella, SuckerPunch will provide world-class representation for fighters inside and outside of the cage. SuckerPunch currently has over 100 fighters under contract worldwide.

“We expect that SuckerPunch will prove to be an extraordinary addition to the Alliance MMA organization,” said Robert Haydak, President of Alliance MMA. “Their broad experience in managing a number of the sport’s top fighters will bolster our ongoing effort to expand the growing family of Alliance athletes, and will fortify Alliance’s position as a prominent force in the MMA community.”

With the acquisition of SuckerPunch, Alliance MMA continues to implement its strategy of acquiring businesses whose operations are directly related to the Company’s regional fight promotions. By adding live video production, automated electronic ticket sales, and now a fighter management firm, Alliance continues to develop revenue streams from multiple MMA-related businesses. In addition to fees generated from fighter purses, SuckerPunch brings revenue in the form of sponsorships for both fighters and promotions

“We are excited over the prospect of SuckerPunch adding immediate value to Alliance MMA,” said SuckerPunch Founder Brian Butler-Au. “We expect that our extensive connections throughout the MMA world will provide strong bridges and trusted relationships that should integrate seamlessly into Alliance MMA.”

For nearly 10 years, SuckerPunch has delivered full-service exposure for their clients by embedding their brand into the fabric of one of the world’s most exciting sports. This marketing approach has resulted in meaningful exposure and revenue gains for both the company and its clientele on a consistent basis. Since 2007, SuckerPunch has managed several Ultimate Fighting Championship (UFC) titleholders including Joanna Jedrzejczyk, Jens Pulver, Carla Esparza and, most recently, Max Holloway.

“We expect that the Alliance MMA platform will prove to be highly beneficial for fighters on all levels,” added Bryan Hamper, SuckerPunch Partner. “Our up-and-coming prospects will now have direct access to geographically diverse venues which promises broader exposure as they develop their skills, and offers our higher-level fighters the opportunity to compete in top tier promotions more quickly. We truly believe this is the future of the sport.”

The SuckerPunch team prides itself on ensuring each of their clients feel they are receiving the best possible management service, and with an operating philosophy of providing a permanent home for every athlete who signs on the dotted line. “If you want to be the best in the world, you must work with the best in the world, and that’s SuckerPunch,” said UFC Interim Featherweight Champion and SuckerPunch client Max Holloway. “These people took me in and treated me like family. I wouldn’t have it any other way.”

About Alliance MMA, Inc.

Alliance MMA (NASDAQ: AMMA) is a mixed martial arts organization offering premier promotional opportunities for aspiring mixed martial arts (MMA) fighters who wish to advance to the sport's highest level of professional competition. Alliance MMA's mission is to identify and cultivate the next generation of fighters and champions for the Ultimate Fighting Championship (UFC) and other premier MMA promotions.

MMA is a full contact sport that allows a wide range of fighting techniques, including striking and grappling from various martial arts and disciplines such as Boxing, Wrestling, Brazilian Jiu Jitsu, Karate & Muay Thai. Professional MMA fights are sanctioned and regulated by athletic commissions in all 50 states.

With some of the world's leading MMA promotions under the Alliance MMA umbrella, the organization aims eventually to host in excess of 125 events per year, showcasing more than 1,000 fighters. Alliance MMA will also be dedicated to generating live original sports media content, attracting an international fan base, and securing major brand sponsorship revenue for its live MMA events, digital media platform and Alliance MMA fighters.

Alliance MMA, Inc. was incorporated in 2015 for the purpose of acquiring businesses that engage in the promotion of MMA events. In 2016, the company went public with a listing on the NASDAQ stock market. Alliance MMA is the only mixed martial arts promotion company that is publicly traded, allowing public investment in the world's fastest growing sport.

For more information visit, www.alliancemma.com

Or contact:

James Platek

Director, Investor Relations

Alliance MMA, Inc.

590 Madison Avenue

New York NY 10022

(212) 739-7825, x707

Kristie Galvani

Rubenstein Public Relations

kgalvani@rubensteinpr.com

212-805-3005

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our registration statement on Form S-1 (Registration No. 333-213166) declared effective by the Securities and Exchange Commission on September 2, 2016. Alliance MMA encourages you to review other factors that may affect its future results in Alliance MMA’s registration statement and in its other filings with the Securities and Exchange Commission.